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        [LOGO]                                  CREDIT SUISSE FIRST BOSTON CORPORATION
                                                227 West Monroe        Telephone 312 750
                                                Street                 3000
                                                Chicago, IL
                                                60606-5018
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June 8, 1997

Board of Directors
Giddings & Lewis, Inc.
142 Doty Street
Fond du Lac, Wisconsin 54936-0590

Members of the Board:

You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of Giddings & Lewis, Inc. (the "Company") of the cash consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), among Thyssen AG (the "Acquiror"), a wholly owned subsidiary of the Acquiror (the "Sub"), and the Company. The Merger Agreement provides for the commencement by the Sub of a tender offer (the "Offer") for all of the outstanding shares of the common stock of the Company, par value $.10 per share, together with the associated rights (together, the "Shares"), at a price of $21.00 per Share, net to the seller in cash, followed by a merger (the "Merger") of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding Share (other than Shares owned by the Acquiror, the Sub or any direct or indirect wholly owned subsidiary of the Acquiror, or any of the Company's direct or indirect wholly owned subsidiaries or Shares held in the treasury of the Company) will be converted into the right to receive $21.00 in cash.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as a draft dated June 7, 1997 of the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to those of the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we approached third parties to solicit indications of
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interest in a possible acquisition of the Company and held preliminary discussions with certain of these parties prior to the date hereof.

We have acted as financial advisor to the Company in connection with the Offer and the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We have also been retained by the Company to act as its financial advisor for a period of three years (beginning on March 7, 1997) with respect to the Company's preparations for responding to any acquisition or business combination proposals involving the Company that the Company may receive, or any other attempts to effect a change in control of the Company through a merger, tender or exchange offer, purchase of all or a portion of its stock, assets or debt, proxy contest or consent solicitation, open market accumulation program or similar action.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our or their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Offer and the Merger, does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares pursuant to the Offer or vote to approve the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration to be received by the stockholders of the Company in the Offer and the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION